Exhibit 11A

                                   GATX CORPORATION AND SUBSIDIARIES
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                           COMPUTATION OF NET INCOME PER SHARE OF COMMON STOCK
                                       AND COMMON STOCK EQUIVALENTS

                                    In Millions, Except Per Share Amounts



                                                                                 Three Months Ended
                                                                                       March 31
                                                                            ---------------------------
                                                                             1996                 1995
                                                                            --------             ------

Average number of shares of common stock outstanding  .............           20.1                  19.9

Shares issuable upon assumed exercise of stock options,
    reduced by the number of shares which could have
    been purchased with the proceeds from exercise
    of such options..................................................           .4                    .4
                                                                             ------             --------

Total shares........................................................          20.5                  20.3
                                                                             ======             ========


Net income.........................................................         $ 24.7               $  25.7

Deduct - Dividends paid and accrued on
    preferred stock................................................            3.3                   3.3
                                                                            -------              -------

Net income, as adjusted.............................................        $ 21.4               $  22.4
                                                                             ======              =======

Net income per share................................................        $ 1.05               $  1.11
                                                                             ======              =======
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